As filed with the Securities and Exchange Commission on November 26, 2018

Registration No. 333-225271

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Ares Management Corporation

(Exact name of Registrant as specified in its charter)

Delaware	80-0962035
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

(Address, including zip Code, of Principal Executive Offices)

Ares Management Corporation Second Amended & Restated 2014 Equity Incentive Plan

(Full title of the plan)

Michael D. Weiner

c/o Ares Management Corporation

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

(310) 201-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philippa M. Bond

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, California 90067

Tel (310) 557-2900

Fax (310) 557-2193

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-225271 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the Ares Management Corporation Second Amended & Restated 2014 Equity Incentive Plan (the “Amended Equity Plan”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Ares Management Corporation, a Delaware corporation (“Ares Corp.”) as the successor registrant to Ares Management, L.P., a Delaware limited partnership (“Ares LP”). Effective at 12:01 a.m. (Eastern Time) on November 26, 2018, Ares LP converted from a Delaware limited partnership to a Delaware corporation (the “Conversion”). Ares Corp. expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to the “Partnership,” “Ares,” “we,” “us,” “our” and similar terms mean Ares LP and its consolidated subsidiaries and, as of any time after the Conversion, Ares Corp. and its consolidated subsidiaries, (ii) as of any time prior to the Conversion, references to “Ares Management, L.P.” and/or “Partnership” mean Ares LP and its consolidated subsidiaries and, as of any time after the Conversion, if the context requires, references to “Ares Management, L.P.” and/or “Partnership” are deleted and replaced with “Ares Management Corporation” or “our company,” as applicable, which means Ares Corp. and its consolidated subsidiaries, (iii) as of any time prior to the Conversion, references to “our General Partner” mean Ares Management GP LLC, which acted as the general partner of Ares LP, and, as of any time after the Conversion, if the context requires, references to “our General Partner” are deleted and replaced with “the Class B Stockholder” which means the record holder of Class B common stock, par value $0.01 per share, of Ares Corp., (iv) as of any time prior to the Conversion, references to “unitholders” or “shareholders” mean the holders of any limited partnership interest in Ares LP, whether common or preferred, and, as of any time after the Conversion, if the context requires, references to “unitholders” or “shareholders” are deleted and replaced with “stockholders” which means the holders of Class A common stock, par value $0.01 per share, of Ares Corp. and (v) as of any time prior to the Conversion, references to “common units” mean the common units of Ares LP and, as of any time after the Conversion, if the context requires, references to “common units” are deleted and replaced with “common stock” which means Class A common stock, par value $0.01 per share, of Ares Corp.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by Ares LP under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by Ares Corp. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

In connection with the Conversion, Ares Corp. has amended and restated the Ares Management, L.P. Amended & Restated Equity 2014 Incentive Plan by adopting the Amended Equity Plan. The Amended Equity Plan is filed as an exhibit to this Amendment and is hereby incorporated by reference into this Amendment.

The rights of holders of Ares Corp.’s Class A common stock are now governed by its Delaware certificate of incorporation, its Delaware bylaws and the Delaware General Corporation Law, each of which is described in Amendment No. 2 to Ares Corp.’s Registration Statement on Form 8-A.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Amended Equity Plan covered by this Registration Statement, as is defined by this Amendment, as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Ares pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in this Registration Statement:

(a)         The Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 1, 2018.

(b)         The Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2018 (filed on May 7, 2018) (ii) June 30, 2018 (filed on August 6, 2018) and (iii) September 30, 2018 (filed on November 5, 2018).

(c)          The registration statement on Form 8-A/A, dated March 1, 2018, filed pursuant to Section 12(b) of the Exchange Act, relating to Ares LP’s Common Shares

(d)         The Current Reports on Form 8-K filed with the Commission on February 15, 2018, March 8, 2018, April 9, 2018, May 3, 2018, August 2, 2018, November 1, 2018, November 15, 2018 and November 26, 2018.

(e)          The description of the Class A common stock, par value $0.01 per share, of Ares Corp. in Amendment No. 2 to Form 8-A, filed on November 26, 2018.

All documents filed by Ares with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that Ares discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that Ares may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Class A common stock will be passed upon for us by Proskauer Rose LLP, Los Angeles, California.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that in most circumstances the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: (i) each member of the board of directors of the Registrant and each officer of the Registrant, (ii) each record holder of Class B common stock, (iii) Ares Management GP LLC (the “Former General Partner”); (iv) any person who is or was a tax matters partner, member, manager, officer or director of any record holder of Class B common stock or the Former General Partner; (v) any member, manager, officer or director of any record holder of Class B common stock or the Former General Partner who is or was serving at the request of any record holder of Class B common stock or the Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another Person; (vi) any Person who controls any record holder of Class B Common Stock or the Former General Partner; or (vii) any person designated by the General Partner as an indemnitee in its sole and absolute discretion.

The Registrant agrees to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. The Registrant also agrees to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the Registrant’s assets. Record holders of the Class B common stock will not be liable for, nor have any obligation to contribute or loan funds or assets to the Registrant to enable the Registrant to effectuate indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant Ares fund to the extent applicable. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons with its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s certificate of incorporation.

Item 8. Exhibits.

The following exhibits are filed as part of this Amendment:

Exhibit Number	Exhibit Document
4.1	Certificate of Conversion of Ares Management, L.P. (incorporated by reference to Exhibit 99.2 of the Current Report on 8-K filed on November 15, 2018)

4.2	Certificate of Incorporation of Ares Management Corporation (incorporated by reference to Exhibit 99.3 of the Current Report on 8-K filed on November 15, 2018)

4.3	Bylaws of Ares Management Corporation (incorporated by reference to Exhibit 99.4 of the Current Report on 8-K filed on November 15, 2018)

5.1	Opinion of Proskauer Rose LLP

10.1	Second Amended & Restated 2014 Equity Incentive Plan

10.2	Form of Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan

10.3	Form of Deferred Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan

10.4	Form of Director Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Proskauer Rose LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney for Antony P. Ressler, Michael R. McFerran, Michael J Arougheti, David B. Kaplan, John H. Kissick, Bennett Rosenthal, Paul G. Joubert, Michael Lynton and Dr. Judy D. Olian.

*Previously filed.

Item 9. Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on November 26, 2018.

ARES MANAGEMENT CORPORATION

By:	/s/ Michael R. McFerran
	Name:	Michael R. McFerran
	Title:	Chief Financial Officer & Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

*	Executive Chairman & Co-Founder	November 26, 2018
Antony P. Ressler

*	Partner, Chief Financial Officer & Chief Operating Officer (Principal Financial and Accounting Officer)	November 26, 2018
Michael R. McFerran

*	Director, Co-Founder, Chief Executive Officer & President (Principal Executive Officer)	November 26, 2018
Michael J Arougheti

*	Director, Co-Founder & Partner	November 26, 2018
David B. Kaplan

*	Director & Co-Founder	November 26, 2018
John H. Kissick

*	Director, Co-Founder & Partner	November 26, 2018
Bennett Rosenthal

*	Director	November 26, 2018
Paul G. Joubert

*	Director	November 26, 2018
Michael Lynton

*	Director	November 26, 2018
Judy D. Olian

*By:	/s/ Michael D. Weiner
Name: Michael D. Weiner
Title: Attorney-In-Fact